Exhibit 99.3

Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE

PARAGON OFFSHORE COMMENCES PROCEEDINGS
TO RESTRUCTURE ITS BALANCE SHEET

HOUSTON, February 15, 2016 – Paragon Offshore plc (“Paragon” or the “company”) (OTC: PGNPF) today announced that the company and certain of its subsidiaries have elected to commence proceedings under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court in the District of Delaware.

As previously announced on February 12, 2016, Paragon entered into a Plan Support Agreement (the “PSA”) to support a restructuring of Paragon’s balance sheet.  As of February 15, 2016,the PSA has been signed by an ad hoc committee representing approximately 77% in the aggregate of holders (the “Bondholders”) of its senior unsecured notes and a group comprising approximately 96% of the amounts outstanding (“Revolver Lenders”) under Paragon’s Senior Secured Revolving Credit Agreement (the “Revolving Credit Agreement”).  An additional member of the Revolving Credit Agreement group signed the PSA subsequent to the February 12, 2016 announcement.  Approval of the transaction by the Revolver Lenders and the Bondholders will require that 2/3 in principal amount and 1/2 in number of those voting in each class to approve the transaction.

The company also announced that it has filed certain “first-day” motions with the court to facilitate operating in the normal course throughout the Chapter 11 process.  These motions will ensure that the company’s vendors, as well as employees, will continue to be paid.  Paragon expects to maintain sufficient liquidity throughout the restructuring process to maintain its business operations.

Randall D. Stilley, President and Chief Executive Officer of Paragon, said, “Paragon has acted proactively to strengthen the company’s balance sheet in this challenging environment.  We look forward to moving as quickly as possible through this process while maintaining our focus on delivering safe, reliable, and efficient operations as the industry’s High-Quality, Low-Cost drilling contractor. We are confident that Paragon will emerge as an even stronger company, better positioned for long-term growth and success.”

Additional Information

Details of the agreements can be found in the Current Report on Form 8-K that Paragon expects to file on Tuesday, February 16, 2016.  Additional information will be available on Paragon’s website at www.paragonoffshore.com or by calling Paragon’s Restructuring Hotline at 1-888-369-8935.

Court filings as well as other information related to Paragon’s restructuring are available through the company's claims agent, Kurtzman Carson Consultants, at http://www.kccllc.net/paragon or via phone call to 866-967-0491 (toll-free in North America) or 310-751-2691 (Outside North America.)

Weil, Gotshal & Manges LLP is serving as legal counsel to Paragon and Lazard is serving as financial advisor.

Forward-Looking Disclosure Statement

This document contains forward-looking statements. Statements regarding any agreements reached with the Bondholders and the Revolver Lenders, including the PSA, Paragon’s ability to implement the proposed transaction through Chapter 11, Paragon’s capital structure and competitive position following emergence from Chapter 11, the Chapter 11 process including timing and steps, and implications for customers, suppliers, shareholders, and employees, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon's annual report on Form 10-K for the fiscal year ended December 31, 2014, Paragon’s most recently filed report on Form 10-Q, and in Paragon's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Paragon Offshore

Paragon is a global provider of offshore drilling rigs.  Paragon’s operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles). Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.

For additional information, contact:

For Investors	Lee M. Ahlstrom

& Media:	Senior Vice President – Investor Relations, Strategy and Planning +1.832.783.4040